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                                                                    Exhibit 21.1

       Subsidiary
       ----------
AGENCY.COM Interactive Management, Inc., a Massachusetts Corporation Twinspark Interactive People B.V., a Netherlands Company
AGENCY.COM Ltd. UK, a United Kindgom Company
AGENCY.COM Paris SA, a French Company